AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1998

                                                REGISTRATION NO. 333-51931
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------

                      POST-EFFECTIVE AMENDMENT NO. 2

                                      TO

                                   FORM S-2

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  CALIFORNIA                                    95-0615250
 (STATE OR OTHER JURISDICTION OF INCORPORATION    (I.R.S. EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)

                               ----------------

                            5200 SHEILA STREET

                        COMMERCE, CALIFORNIA 90040

                              (323) 264-5200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                     ROBERT M. LING, JR., GENERAL COUNSEL
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                            5200 SHEILA STREET

                        COMMERCE, CALIFORNIA 90040

                              (323) 264-5200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                   COPY TO:
                                JOHN D. HUSSEY
                    SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                             333 SOUTH HOPE STREET
                                  48TH FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 617-4112

                               ----------------

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [X]

  IF THE REGISTRANT ELECTS TO DELIVER ITS LATEST ANNUAL REPORT TO SECURITIES HOLDERS, OR A COMPLETE AND LEGIBLE FACSIMILE THEREOF, PURSUANT TO ITEM 11(a)(1) OF THIS FORM, CHECK THE FOLLOWING BOX. [X]

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


                                PROSPECTUS

                   CERTIFIED GROCERS OF CALIFORNIA, LTD.

       $47,780,989 PARTIALLY SUBORDINATED PATRONS' DEPOSIT ACCOUNTS

Certified Grocers of California, Ltd.

5200 Sheila Street

Commerce, California 90040

Price to the Public: $47,780,989

Proceeds to the Company: $47,780,989

  . Offering of deposit accounts to existing and prospective customers of the Company.

  . The amount registered is intended to cover deposits which may be required in the current year.

  .  There is no market for these deposit accounts.

The Company operates a grocery wholesale distribution business primarily on a cooperative basis. Customers of the Company are termed patrons. Patrons are generally required to maintain deposits with the Company in proportion to the volume of purchases made from the Company. The deposits act as security for amounts owed by the customer to the Company. When patrons terminate their relationship with the Company, Certified returns the deposit account to the patron after deducting any amounts the patron owes the Company. The requirement to maintain deposits can be satisfied by holdings of Class B stock of the Company.

PLACING FUNDS IN DEPOSIT ACCOUNTS INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             November 24, 1998

                           BUSINESS DESCRIPTION

The Company was formed in California in 1922 and became a corporation in 1925. Our primary business is the wholesale distribution of groceries to customers on a cooperative basis. Customers are called patrons in this document. Patrons meeting certain volume purchase standards are also required to become shareholders of the Company.




                        INCORPORATION BY REFERENCE

The following documents are on file with the Commission and are incorporated by reference into this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended August 29, 1998, and (ii) all other reports filed pursuant to
Section 13(a) or 15(a) of the Exchange Act since the end of the fiscal year covered by the Annual Report. You may request a copy of these filings at no cost, by contacting the Company, either in writing or by telephone at the following address: Office of General Counsel, Certified Grocers of California, Ltd., 5200 Sheila Street, Commerce, California 90040, (323) 264-5200.

                           AVAILABLE INFORMATION

The Company has certain obligations pursuant to the Securities Exchange Act of 1934 to file documents which provide updated information with the Securities and Exchange Commission ("Commission"). Therefore, the Company files reports, proxy statements and other information with the Commission. You can obtain copies of such materials from the Public Reference Section of the Commission, Washington, D.C. 20549, for a charge set by the Commission. In addition, you can inspect and copy these documents at public reference facilities maintained by the Commission and located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Additional information can also be obtained at the Securities and Exchange website at http://www.sec.gov.

                          ADDITIONAL INFORMATION

This Prospectus omits certain information and exhibits contained in a registration statement on Form S-2 filed by the Company with the Commission. For further information, you should refer to that registration statement, including its exhibits. You may obtain copies of the registration statement and exhibits from the principal office of the Commission in Washington, D.C. once you pay the fee which the Commission requires. This prospectus is accompanied by a copy of Certified's latest annual report to patrons.

                                  RISK FACTORS

The following subheadings describe characteristics of the deposit accounts which involve risks of the investment.

SUBORDINATION

The amount of your required deposit will be subordinated to Senior Indebtedness. Senior Indebtedness includes borrowings from banks and insurance companies. Subordination means that in certain events the Senior Indebtedness must be repaid in full before the deposit accounts can be repaid to the patron. These events include insolvency, bankruptcy and default on the indebtedness. As a patron, you will be required to sign documents agreeing to this subordination. The Company's principal amount of Senior Indebtedness outstanding at November 11, 1998, totaled approximately $141 million. There is no limit in your deposit subordination agreement on the amount of additional Senior Indebtedness of the Company. See "DESCRIPTION OF DEPOSIT ACCOUNTS --
 Subordination."

UNSECURED OBLIGATIONS

Your investment in a deposit account will not be secured by any lien upon any assets of the Company.

NONTRANSFERABILITY

You must have the Company's permission to transfer your ownership of a deposit account to someone else. The Company will generally not agree to let you do this. If you do not pay the Company and its subsidiaries the amounts you owe, the Company may take your deposit account balance as necessary to pay those obligations.

INTEREST

The minimum required amount of the deposit accounts does not bear interest. See "DESCRIPTION OF DEPOSIT ACCOUNTS -- Interest."

REPAYMENT

You may request that any amount you have in a deposit account in excess of the minimum required amount be returned to you if you have paid your obligations to the Company and its subsidiaries in a timely manner. If you ever cease being a patron, then you may get back the full amount in your deposit account once the Company deducts all obligations you owe it and its subsidiaries. The Company's ability to repay your deposit account is subject to its obligations under subordination provisions of the deposit accounts. See "Description of Deposit Accounts--Repayment."

VOLUME LOSSES

The Company experienced reductions in sales volume from fiscal 1991 levels totaling approximately $1 billion between fiscal years 1992 and 1998. During this period, certain of the Company's large member-patrons either grew to the size where they elected to establish self-distribution programs or were acquired by chains that had existing self-distribution programs. Additionally, sales volume was lost as a result of the decision of certain large patrons to expand their own warehousing and distribution operations in fiscal 1994.

There can be no assurance that future sales volume reductions will not occur, whether by merger or acquisition of patrons or election by patrons to switch to self-distribution or other supply sources. The Company's largest customer and ten largest customers accounted for approximately 6% and 31%, respectively, of net sales in fiscal 1998.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                            FISCAL YEAR
                                                   -----------------------------
                                                   1998  1997  1996  1995  1994
                                                   ----- ----- ----- ----- -----
Ratio of earnings to fixed charges(1)............. 2.22x 2.21x 1.94x 1.71x 1.49x

---------------------

(1) Earnings used in computing the ratio of earnings to fixed charges consist of earnings before patronage dividends, provision (benefit) for income taxes, extraordinary item in 1998 of $1.08 million, and cumulative effect of change in accounting principle in 1994 of $2.5 million, plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and the portion of rental expense that is representative of the interest factor.

                        DESCRIPTION OF DEPOSIT ACCOUNTS

GENERAL

Patrons are generally required to maintain deposits with the Company in certain required amounts and may also maintain deposits with the Company in excess of such required amounts. All such deposits of a patron are maintained in the patron's Deposit Account. Patrons are required to execute subordination agreements providing for the pledging of their Deposit Accounts to the Company and the subordination of that portion of their Deposit Accounts which consists of required deposits to Senior Indebtedness (as defined) of the Company. As described below under the caption "Subordination," the subordination agreements executed by patrons on and after January 14, 1994 differ from the subordination agreements which have been executed by patrons before January 14, 1994. Thus, persons or entities who become member-patrons or associate patrons on or after January 14, 1994 are required to execute the new subordination agreements. In addition, patrons who executed subordination agreements before January 14, 1994 may be required to execute the new subordination agreements if there is a change in the patron's business form. For example, in the event of a change in a patron which is a proprietorship or partnership, or a change in the stock ownership of a patron which is a corporation, the Company may require the execution of a new subordination agreement.

Amounts in the Deposit Accounts are not segregated from other funds of the Company. The Deposit Accounts are recorded in the Company's records by means of book entries, and no note, certificate or other instrument is issued as evidence of the Deposit Accounts. After the close of each fiscal year, the Company provides each patron with a statement showing patronage dividends allocated to the patron's Deposit Account. In addition, written inquiry concerning the Deposit Accounts and other additions to the account, as well as withdrawals and charges and the account balance, may be made at any time, and telephone inquiry may be made at any time during normal business hours. The Company's policies regarding deposits are subject to change by the Board of Directors, which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such policies.

SUBORDINATION

As described below in this section, the subordination of that portion of the Deposit Accounts which consists of required deposits will differ depending upon whether a patron executes a subordination agreement on or after January 14, 1994 or has executed a subordination agreement before that date.

1. SUBORDINATION AGREEMENTS EXECUTED ON OR AFTER JANUARY 14, 1994.

With respect to patrons who execute subordination agreements on or after January 14, 1994, that portion of the Deposit Account of each such patron which consists of required deposits will, under the terms of such agreements, be subordinated and subject in right of payment to all Senior Indebtedness. As to such patrons, the term "Senior Indebtedness" means all principal indebtedness, liabilities or obligations of the Company, contingent or otherwise, whether existing on the date of execution of the subordination agreement or thereafter incurred, (A) in respect of borrowed money; (B) evidenced by bonds, notes, debentures or other instruments of indebtedness; (C) evidenced by letters of credit, bankers' acceptances or similar credit instruments; (D) in respect of Capitalized Lease Obligations; (E) in respect of the deferred purchase price of property or assets (whether real, personal, tangible or intangible) or in respect of any mortgage, security agreement, title retention agreement or conditional sale contract; (F) in respect of any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to provide interest rate protection; (G) in respect of all indebtedness, liabilities or obligations of others of any of the types referred to in clauses (A) through (F) for which the Company is responsible or liable as obligor, guarantor or otherwise or in respect of which recourse may be had against any of the property or assets (whether real, personal, tangible or intangible) of the Company; and (H) in respect of all modifications, renewals, extensions, replacements and refundings of any indebtedness, liabilities or obligations of any of the types described in clauses (A) through (G); provided, however, that the term "Senior Indebtedness" shall not mean any indebtedness, liabilities or obligations of the Company, contingent or otherwise, whether existing on the date of execution of the subordination agreement or thereafter incurred, (i) to trade creditors arising or incurred in the ordinary course of the Company's business, (ii) in respect of any redemption, repurchase or other payments on capital stock, (iii) in respect of Patron's Deposits or (iv) in respect of Patronage Dividend Certificates.

For purposes of the foregoing definition, "Capitalized Lease Obligations" means the discounted present value of the rental obligations of any person or entity under any lease of any property which, in accordance with generally accepted accounting principles, has been recorded on the balance sheet of such person or entity as a capitalized lease; "Patrons' Deposits" means the deposits from time to time required to be made or maintained with the Company by its patrons or customers in accordance with the Bylaws of the Company as in effect from time to time or in accordance with the policies for the servicing of accounts of patrons or customers established from time to time by the Company, and any deposits from time to time made or maintained with the Company by its patrons or customers in excess of such required deposits; and "Patronage Dividend Certificates" means any notes, revolving fund certificates, retain certificates, certificate of indebtedness, patronage dividend certificates or any other written evidences of indebtedness of the Company at any time outstanding which evidence the indebtedness of the Company respecting the distribution by the Company of patronage dividends.

The subordination is such that in the event of any insolvency or bankruptcy proceedings relative to the Company or its property, any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness (whether accrued prior or subsequent to the commencement of such proceedings) before any payment is made with respect to that portion of the Deposit Accounts which consists of required deposits. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more ratably than holders of the Deposit Accounts. In addition, (i) no payment shall be made with respect to that portion of the Deposit Accounts which consists of required deposits in the event and during the continuation of any default in the payment of any Senior Indebtedness; and (ii) in the event any default (other than those referred to in clause (i)) shall occur and be continuing with respect to any Senior Indebtedness permitting the holders of such Senior Indebtedness to accelerate the maturity thereof, no payment shall be made with respect to that portion of the Deposit Accounts which consists of required deposits during any period (a) of 180 days after the giving of written notice of such default by the holders of such Senior Indebtedness to the Company, or (b) in which judicial proceedings shall be pending in respect of such default, a notice of acceleration of the maturity of such Senior Indebtedness shall have been transmitted to the Company in respect of such default and such judicial proceedings shall be diligently pursued in good faith. With respect to clause
(ii)(a) above, only one such notice shall be given in any twelve consecutive months.

2. SUBORDINATION AGREEMENTS EXECUTED PRIOR TO JANUARY 14, 1994.

With respect to patrons who executed subordination agreements prior to January 14, 1994 and who do not execute new subordination agreements after that date, that portion of the Deposit Account of each such patron which consists of required deposits is, under the terms of such agreements, subordinated and subject in right of payment to the prior payment in full of the principal of (and premium, if any) and interest upon all Senior Indebtedness. As to such patrons, the term "Senior Indebtedness" means, (A) any and all indebtedness of the Company which may from time to time be outstanding as shall be payable with respect to short term notes and other commercial paper issued by the Company and which are rated by a nationally recognized securities rating agency, (B) any and all indebtedness, whether contingent or otherwise, of the Company which may from time to time be outstanding and be payable to any bank, insurance company, or other financial institution, and (C) any and all indebtedness of others which may from time to time be guaranteed by the Company and is payable to any bank, insurance company or other financial institution.

The subordination is such that upon any distribution of the assets of the Company upon any voluntary or involuntary dissolution, winding up or liquidation, reorganization, readjustment, arrangement, or similar proceedings, relating to the Company or its property, whether or not the Company is a party thereto, and whether in bankruptcy, insolvency or receivership proceedings or otherwise, or on any assignment by the Company for the benefit of creditors, or upon any other marshaling of the assets and liabilities of the Company, all Senior Indebtedness shall be paid in full, or provision made for such payment satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of or interest, if any, on that portion of the Deposit Accounts which consists of required deposits. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more ratably than holders of the Deposit Accounts. In addition, no payment shall be made on account of the principal of or interest, if any, on that portion of any Deposit Account which consists of required deposits, if (i) there shall have occurred a default in payment in the principal of (or premium, if any) or interest on any Senior Indebtedness, or
(ii) there shall have occurred any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof and if written notice of election so to accelerate shall have been given to the Company by the holder or holders of such Senior Indebtedness or their representative or representatives, or (iii) payment on account of principal of or interest, if any, on that portion of any Deposit Account which consists of required deposits would itself constitute an event of default with respect to any Senior Indebtedness, unless or until such event of default described in clauses (i), (ii) or (iii) shall have been cured or waived or shall have ceased to exist.

3. NO LIMIT ON SENIOR INDEBTEDNESS.

There is no limitation on the creation of additional Senior Indebtedness by the Company. The outstanding principal amount of Senior Indebtedness to which the required deposits of patrons is subordinated aggregated approximately
$141 million as of November 11, 1998.

INTEREST

That portion of the Deposit Accounts which consists of required deposits is non-interest bearing. While the Board of Directors of the Company could, in its sole discretion, authorize the payment of interest on such portion, it has no present plans to do so.

Except for deposits under the Company's price reservation program, the Company currently pays interest on amounts in the Deposit Accounts which are in excess of required deposits. The rate of interest is 7.75% per annum at the date of this Prospectus. The rate of interest during each fiscal month of the Company will be the prime rate established by Union Bank and as in effect on the 25th day of the preceding calendar month, or, if not then available for any reason, on the next succeeding day when such rate is available. However, if such rate is not available for any reason prior to the beginning of the applicable fiscal month, the rate used for the previous fiscal month will continue to be used. Interest for a fiscal month will be paid only on those amounts which do not consist of required deposits and which are in the Deposit Accounts during the entire fiscal month. Such interest will not be compounded. Such interest will be paid to the patron semi-annually by the Company in March and September of each year. However, upon request of the patron, such interest will be paid by credit to the patron's Deposit Account.

The payment of interest on that portion of the Deposit Accounts which does not consist of required deposits may be changed or eliminated at any time in the discretion of the Board of Directors.

REPAYMENT

Upon request, the Company will return to patrons the amount of their Deposit Accounts which is in excess of the portion thereof which consists of required deposits, provided that the patron is not in default in its obligations to the Company or any of its subsidiaries.

On termination of membership of a member-patron or on an associate patron ceasing to do business with the Company, the Company will return the Deposit Account, less all amounts that may be owing to the Company and any of its subsidiaries. In all cases, however, return of that portion of the Deposit Account which consists of required deposits will be governed by the subordination provisions to which it is subject and will be returned only as and to the extent permitted thereby.

Since the Deposit Accounts are not segregated from the Company's other funds, the Company's liquidity might be adversely affected if the Company were required to return a substantial amount of the Deposit Accounts at one time or over a brief period of time. While the Company's liquidity has not been adversely affected in the past as a result of the return of deposits to patrons, there can be no assurance that the Company's liquidity would not be adversely affected in the future as a result of the return to patrons of a substantial amount of Deposit Accounts. In addition, the Company has not established any reserves to provide for the repayment of Deposit Accounts, nor are the Deposit Accounts secured obligations of the Company. Thus, in the event a substantial amount of Deposit Accounts were required to be repaid by the Company at one time or over a brief period of time, or in the event the Company were to experience financial difficulties or to become insolvent, there can be no assurance respecting the Company's ability to repay the Deposit Accounts and respecting the ability of the Company's patrons to recover the amount of their Deposit Accounts.

OTHER SIGNIFICANT ASPECTS

The Deposit Accounts are not secured by any lien upon any assets of the Company. They are nontransferable without the consent of the Company, which will normally be withheld. Patrons will be required to pledge their Deposit Accounts to the Company as security for their obligations to the Company and its subsidiaries.

                               METHOD OF OFFERING

As a condition of doing business with the Company, patrons are required to have executed subordination agreements providing for the maintenance of Deposit Accounts with the Company, the pledging of their Deposit Accounts to the Company to secure their obligations to the Company and its subsidiaries, and the subordination of that portion of their Deposit Accounts which consists of required deposits.

Such persons or entities who from time to time may be accepted as new patrons of the Company will be required, as a condition of such acceptance, to execute subordination agreements, which subordination agreements will be effective from and after their date of execution, providing for the maintenance of Deposit Accounts with the Company, the pledging of their Deposit Accounts to the Company to secure their obligations to the Company and its subsidiaries, and the subordination of that portion of their Deposit Accounts which consists of required deposits. The subordination agreements to be executed by patrons on and after January 14, 1994 will differ from the subordination agreements which have been executed by patrons before that date. See "DESCRIPTION OF DEPOSIT ACCOUNTS -- Subordination."

The offering of the Deposit Accounts is made by the Company only through its regular employees who will not receive any additional remuneration in connection therewith.

                                USE OF PROCEEDS

To the extent that Deposit Accounts of patrons increase in amount and to the extent that Deposit Accounts are opened and maintained in connection with the acceptance of new patrons, proceeds to the Company therefrom will be utilized as working capital.

                                    EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended August 29, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION WITH RESPECT TO DEPOSIT ACCOUNTS THAT IS NOT CONTAINED OR REFERRED TO IN THIS PROSPECTUS. THIS DOCUMENT DEALS ONLY WITH THE SALE OF THE DEPOSIT ACCOUNTS AND ONLY IN PLACES WHERE IT IS LEGAL TO DO SO. INFORMATION ABOUT THE COMPANY MAY CHANGE SUBSEQUENT TO THE DATE OF THIS DOCUMENT.

                       --------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Business Description.......................................................   2
Incorporation By Reference.................................................   2
Available Information......................................................   2
Additional Information.....................................................   2
Risk Factors...............................................................   3
Ratio of Earnings to Fixed Charges.........................................   4
Description of Deposit Accounts............................................   4
Method of Offering.........................................................   8
Use of Proceeds............................................................   8
Experts....................................................................   9

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article V of the Company's Bylaws provides that the Company shall, to the maximum extent permitted by law, have the power to indemnify its directors, officers, employees and other agents. Section 317 of the California Corporations code provides that a corporation has the power to indemnify agents of the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation. The Company has entered into agreements in the form filed as Exhibit 10.22 with each of its directors and certain of its officers which provide to such directors and officers the maximum indemnification allowed under applicable law. In addition, the Company and its subsidiaries maintain a policy of directors' and officers' liability and company reimbursement insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

 EXHIBITS:
 Exhibit    12.1   Computation of Ratio of Earnings to Fixed Charges.
 Exhibit    23.1   Consent of Deloitte & Touche LLP.

                            POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual and corporation whose signature appears below constitutes and appoints Alfred A. Plamann, Richard J. Martin and Randall G. Scoville, and each of them singly, as his, her or its true and lawful attorneys-in-fact and agents with full power of substitution, for him, her or it and in his, her or its name, place and stead, in the capacities listed below, to sign any and all amendments (including any and all pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them singly, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on November 24, 1998.

                                          CERTIFIED GROCERS OF CALIFORNIA, LTD.

                                          By /s/ Alfred A. Plamann
                                            ___________________________________
                                                    Alfred A. Plamann
                                              President and Chief Executive
                                                         Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                  TITLE                           DATE
                  ---------                  -----                           ----
            /s/ Alfred A. Plamann            President and Chief       November 24, 1998
 ___________________________________________ Executive Officer
              Alfred A. Plamann

            /s/ Richard J. Martin            Senior Vice President--   November 24, 1998
 ___________________________________________ Finance and
              Richard J. Martin              Administration
                                             and Chief Financial
                                             Officer

           /s/ Randall G. Scoville           Vice President--          November 24, 1998
 ___________________________________________ Accounting
             Randall G. Scoville             and Chief Accounting
                                             Officer

            /s/ Louis A. Amen                Director                  November 24, 1998
 ___________________________________________
                Louis A. Amen
           (Chairman of the Board)

                  SIGNATURE                  TITLE            DATE
                  ---------                  -----            ----
            /s/ John Berberian               Director   November 24, 1998
 ___________________________________________
               John Berberian

           /s/ Edmund K. Davis               Director   November 24, 1998
 ___________________________________________
               Edmund K. Davis

          /s/ Harley J. Delano               Director   November 24, 1998
 ___________________________________________
              Harley J. Delano

          /s/ Darioush Khaledi               Director   November 24, 1998
 ___________________________________________
              Darioush Khaledi

              /s/ Mark Kidd                  Director   November 24, 1998
 ___________________________________________
                  Mark Kidd

     /s/ Willard R. "Bill" MacAloney         Director   November 24, 1998
 ___________________________________________
         Willard R. "Bill" MacAloney

            /s/ Jay McCormack                Director   November 24, 1998
 ___________________________________________
                Jay McCormack

           /s/ Morrie Notrica                Director   November 24, 1998
 ___________________________________________
               Morrie Notrica

         /s/ Michael Provenzano              Director   November 24, 1998
 ___________________________________________
             Michael Provenzano

          /s/ Edward J. Quijada              Director   November 24, 1998
 ___________________________________________
              Edward J. Quijada

          /s/ Gail Gerrard Rice              Director   November 24, 1998
 ___________________________________________
              Gail Gerrard Rice

            /s/ Mimi R. Song                 Director   November 24, 1998
 ___________________________________________
                Mimi R. Song

           /s/ James R. Stump                Director   November 24, 1998
 ___________________________________________
               James R. Stump

            /s/ Kenneth Young                Director   November 24, 1998
 ___________________________________________
                Kenneth Young

                        INDEX TO EXHIBITS AND SCHEDULES

 EXHIBITS:
 Exhibit    12.1   Computation of Ratio of Earnings to Fixed Charges.
 Exhibit    23.1   Consent of Deloitte & Touche LLP